UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 16, 2012

SCHAWK, INC.

(Exact Name of Registrant as Specified in its Charter)

____________________________

Delaware	1-09335	66-0323724
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
1695 South River Road Des Plaines, IL		60018
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (847) 827-9494

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the 2012 annual meeting of the holders of the common stock of Schawk, Inc. (the “Company”) held on May 16, 2012 (the “2012 Annual Meeting”), the stockholders of the Company approved an amendment (the “Amendment”) to the Schawk, Inc. 2006 Long-Term Incentive Plan (the “Plan”) to increase the maximum number of shares of common stock that may be issued pursuant to awards made under the Plan by 1.2 million shares.

The description of the Plan, as amended by the Amendment, contained under the caption “Proposal 2—Amendment to the 2006 Long-Term Incentive Plan to Increase the Number of Shares Authorized for Issuance” in the Company’s definitive proxy statement for the 2012 Annual Meeting filed with the Securities and Exchange Commission on April 18, 2012 is incorporated herein by reference.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

At the 2012 Annual Meeting, stockholders:

•	elected each of the director nominees to the Company’s board of directors; and

•	approved an amendment to the Schawk, Inc. 2006 Long-Term Incentive Plan to increase the number of shares authorized under the Plan.

The results of the voting on the election of directors and the other proposals were as follows:

1.           Election of Directors

	Votes For	Votes Withheld	Broker Non-Votes
Clarence W. Schawk	18,030,685	6,459,670	—
David A. Schawk	21,345,146	3,145,209	—
A. Alex Sarkisian	18,677,092	5,813,263	—
Leonard S. Caronia	19,891,587	4,598,768	—
Judith W. McCue	18,703,288	5,787,067	—
Hollis W. Rademacher	22,319,909	2,170,446	—
John T. McEnroe	18,354,210	6,136,145	—
Michael G. O’Rourke	24,010,239	480,116	—
Stanley N. Logan	24,010,339	480,016	—

Each nominee for director was elected for a one-year term of office.

2.	Approval of an Amendment to the Schawk, Inc. 2006 Long-Term Incentive Plan

Votes For	Votes Against	Abstentions	Broker Non-Votes
21,196,595	3,196,641	97,119	—

There was no proposal to be acted upon at the 2012 Annual Meeting that was considered “routine” under New York Stock Exchange rules, which would have allowed shares held in street name by brokerage firms for which no voting instructions were received to be considered “present” at the meeting.  As a result, there were no broker non-votes recorded with respect to any matter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHAWK, INC.

Date: May 22, 2012	By:	/s/Timothy J. Cunningham
Name: Timothy J. Cunningham
Title: Chief Financial Officer